As filed with the Securities and Exchange Commission on January 10, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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SIRIUS SATELLITE RADIO INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
52-1700207
(I.R.S. Employer Identification Number)

___________

1221 Avenue of the Americas, 36th Floor

New York, New York 10020

(212) 584-5100

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

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Patrick L. Donnelly

Executive Vice President, General Counsel and Secretary

Sirius Satellite Radio Inc.

1221 Avenue of the Americas, 36th Floor

New York, New York 10020

(212) 584-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________

Copy to:

Gary L. Sellers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

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CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	34,375,000 shares	(1)	(1)	(1)

(1)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Sirius Satellite Radio Inc.

Common Stock

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This prospectus relates to 34,375,000 shares of our common stock, par value $0.001 per share, which are held by One Twelve, Inc. and Chipombe LLC (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”).

The shares of common stock may be sold from time to time by and for the account of the Selling Stockholders named in this prospectus. The Selling Stockholders may sell all or a portion of the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 12 for additional information on the methods of sale.

We will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders. The Selling Stockholders will receive all proceeds from the sale of the shares of common stock being registered.

Nasdaq National Market trading symbol: “SIRI”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus or in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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January 10, 2006

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a ‘‘shelf’’ registration process. Under this shelf registration process, the Selling Stockholders may, over time, offer and/or sell our common stock in one or more offerings or resales.

You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus may only be accurate on the date of this prospectus.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made or incorporated by reference in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents incorporated by reference, and particularly the risk factors described under “Risk Factors” in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

•	the useful life of our satellites, which have experienced circuit failures on their solar arrays and other component failures and are not insured;
•	our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming providers; and
•

our competitive position versus XM Radio, the other satellite radio service provider in the United States, which may have certain competitive advantages, and versus other forms of audio and video entertainment.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ii

OFFERING SUMMARY

Shares offered by Selling Stockholders	34,375,000 shares
Use of proceeds	The Selling Stockholders will receive all of the net proceeds from the sale of shares in this offering.
Nasdaq National Market trading symbol	“SIRI”

ABOUT SIRIUS

We are a provider of satellite radio service in the United States. We currently offer more than 125 channels—68 channels of commercial-free music and over 60 channels of sports, news, talk, entertainment, traffic and weather programming to subscribers throughout the continental United States. The core of our enterprise is programming, and we are committed to creating the most unique, compelling and comprehensive entertainment experience on radio. As of December 31, 2005, we had 3,316,560 subscribers.

Our 68 channels of commercial-free music are produced principally at our national broadcast studio in New York City and cover virtually every genre of music from classic rock, pop, heavy metal and hip-hop to country, dance, jazz, Latin and classical. Each of our 68 music channels is programmed and hosted by a team of experts. Our non-music channels include programming from major national news organizations, traffic and weather for America’s top 20 markets and a number of other talk and entertainment channels, many of which are exclusively heard on SIRIUS.

In January 2006, Howard Stern, one of the most widely listened to radio and entertainment personalities in the United States, moved his radio show to SIRIUS.

We are the leading satellite radio provider of live sports programming. As the exclusive Satellite Radio Partner of the NFL, we feature live play-by-play coverage of all National Football League games. This breadth of NFL programming is not available on terrestrial radio or to our satellite radio competitor. We also broadcast play-by-play coverage of NBA games, college basketball and football games and will broadcast all the games of the NCAA Division I men’s basketball tournament through 2007. We are also the official satellite radio broadcaster of Barclays English Premier League soccer and have the right to broadcast NHL games. In February 2005, we entered into an exclusive agreement with NASCAR to broadcast live all NASCAR Nextel Cup Series, NASCAR Busch Series and NASCAR Craftsmen Truck Series races for five years beginning in 2007.

Our primary source of revenue is subscription fees, with most of our customers subscribing to SIRIUS on either a monthly or annual basis. In addition, we derive revenue from activation fees, selling advertising on our non-music channels, and the direct sale of SIRIUS radios and accessories. Our targeted subscriber market includes over 200 million registered vehicles, over 100 million households and over four million recreational boats in the United States.

Subscribers receive our service through SIRIUS radios, which are sold by automakers, consumer electronics retailers, mobile audio dealers and other retailers or directly by us. Subscribers can also receive our music channels and certain other channels over the Internet and through DISH satellite television.

We expect an increasing proportion of our subscribers to be generated through our relationships with automakers. In 2005, SIRIUS radios were offered as a factory or dealer-installed option in over 100 car models, of which 65 models offered SIRIUS as a factory-installed option. In certain of these arrangements, automakers have agreed to include a SIRIUS radio and a subscription to our service in the sale or lease price of vehicles. The length of these prepaid subscriptions vary, but it is typically six months to one year. We reimburse automakers for certain costs associated with the SIRIUS radio installed in the applicable vehicle at the time the vehicle is manufactured, including hardware costs and tooling expenses. We also pay revenue share and incentive-based commissions to automakers.

We have exclusive agreements with DaimlerChrysler, Ford, Mitsubishi and BMW to offer SIRIUS radios as factory or dealer-installed equipment in Chrysler, Dodge, Jeep, Mercedes, Ford, Lincoln, Mercury, Volvo, Mazda, Jaguar, Land Rover, Mitsubishi, BMW and MINI vehicles and Freightliner and Sterling heavy trucks. We also have relationships with Nissan, Infiniti, Toyota, Lexus, Scion, Volkswagen and Audi, which permit these automakers to offer SIRIUS radios as factory or dealer-installed equipment. SIRIUS radios are also offered to renters of Hertz vehicles at many airport locations nationwide.

SIRIUS radios are marketed and distributed under various brands through major national and regional retailers, including Best Buy, Circuit City, Crutchfield, Costco, Sam's Club, Target and Wal-Mart, and exclusively through RadioShack. These retailers purchase SIRIUS radios directly from the manufacturers, and we do not receive revenues from retail sales of these radios. We develop in-store merchandising materials, including end-aisle displays for several retailers, and provide training for the sales forces of major retailers. We pay incentive-based commissions and residuals to certain retailers. Residuals are monthly fees paid based upon the number of subscribers using a SIRIUS radio purchased from a retailer.

In June 2005, we announced an agreement with Sprint to provide select music channels to certain Sprint PCS subscribers. In December 2005, our affiliate SIRIUS Canada Inc. began offering a satellite radio service in Canada.

We are developing ancillary services that we expect to offer to subscribers in the future. These services include the delivery of traffic data to vehicles equipped with navigation systems, sports scores, weather data and other telematic functions. We also plan to commence broadcasting a limited number of video channels that will be designed and programmed principally for rear-seat video systems. We are working with a number of third parties to develop and design these services.

We transmit our satellite broadcasts through our proprietary network which currently consists of three orbital satellites, 140 terrestrial repeaters that receive and retransmit our signal, and a satellite uplink facility. We also maintain a spare satellite which we can launch if necessary or desirable. We have entered into an agreement to secure a satellite launch on a Proton rocket. This launch service may be used by us through December 2010 to launch our spare satellite or a new satellite we may decide to purchase in the future.

We are a publicly traded company, with our common stock quoted on the Nasdaq National Market under the symbol “SIRI.”

Our principal executive offices are located at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Our telephone number is (212) 584-5100. We are a Delaware corporation. Our internet address is SIRIUS.com. The information contained on our website is not a part of this prospectus and is not incorporated by reference herein.

RISK FACTORS

Investing in our securities involves risk, including the risks described in this prospectus and in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, our Current Reports on Form 8-K dated January 15, 2005, August 2, 2005, August 8, 2005, August 9, 2005 and January 5, 2006 and in any filings made by us with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. You should carefully consider the risk factors before investing in our securities.

Risks Relating to Our Common Stock

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, by the company or a major stockholder, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. None of our existing stockholders, officers or directors have agreed to refrain from making sales of our common stock.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders’ equity interest in us. We are authorized to issue, without stockholder approval, 50,000,000 shares of preferred stock, $.001 par value per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are currently authorized to issue, without stockholder approval, up to approximately 635,000 additional shares of common stock, $.001 par value per share. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations, especially for emerging companies. This market volatility, as well as general economic, market or potential conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above the offering or resale price.

Provisions in our certificate of incorporation and bylaws may discourage a takeover attempt even if doing so might be beneficial to our stockholders.

Provisions contained in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See ‘‘Description of Capital Stock.’’

Risks Relating to Our Business and Industry

Failure of our satellites would significantly damage our business.

Our three satellites were launched in 2000 and are not insured. Each of our satellites was designed to have a useful life of approximately 15 years from the time of its launch, and after this period its performance in delivering our satellite radio service will deteriorate. However, the useful life of any particular satellite may vary from this estimate. Our operating results would be materially adversely affected if the useful life of our satellites is significantly shorter than we expect, whether as a result of a satellite failure or technical obsolescence, and we fail to timely launch replacement satellites.

The useful lives of our satellites will vary and depend on a number of factors, including:

•	degradation and durability of solar panels;
•	quality of construction;
•	random failure of satellite components, which could result in significant damage to or loss of a satellite;
•	amount of fuel our satellites consume; and
•	damage or destruction by electrostatic storms or collisions with other objects in space, which occur only in rare cases.

Space Systems/Loral, the manufacturer of our satellites, has identified circuit failures in solar arrays on satellites launched since 1997, including our satellites. The circuit failures our satellites have experienced to date do not limit the power of our broadcast signal or otherwise affect our current operations. If a substantial number of additional circuit failures occur the useful life of our existing in-orbit satellites could be reduced.

In the ordinary course of operation, satellites experience failures of component parts and operational and performance anomalies. Components on our in-orbit satellites have failed, and from time to time we have experienced anomalies in the operation and performance of our satellites. These failures and anomalies are expected to continue in the ordinary course, and it is impossible to predict if any of these future events will have a material adverse effect on our operations or the useful life of our existing in-orbit satellites.

If one of our three satellites fails in orbit, our service would be impaired until such time as we successfully launch and commission our spare satellite, which would take six months or more. If two or more of our satellites fail in orbit in close proximity in time, our service could be suspended for at least 24 months. In such event, our business would be materially impacted and we could default on our commitments and might have to permanently discontinue operations or seek a purchaser for our business or assets.

Failure to comply with FCC requirements could damage our business.

As the holder of one of two FCC licenses to operate a satellite radio service in the United States, we are subject to FCC rules and regulations. The terms of our license require us to meet certain conditions, including designing a receiver that will permit end users to access XM Radio's system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process, including interference that could result from XM Radio’s use of the spectrum it is seeking to acquire from WCS Wireless.

The FCC has not yet issued final rules permitting us to operate and deploy terrestrial repeaters to fill gaps in our satellite coverage. We are operating our terrestrial repeaters on a “non-interference” basis pursuant to a grant of special temporary authority from the FCC. The FCC's final terrestrial repeater rules may require us to reduce the power of our terrestrial repeaters and limit our ability to deploy additional repeaters. If the FCC requires us to reduce significantly the power of our terrestrial repeaters, this would have an adverse effect on the quality of our service in certain markets and/or cause us to alter our terrestrial repeater infrastructure at a substantial cost. If the FCC limits our ability to deploy additional terrestrial repeaters, our ability to improve any deficiencies in our service quality that may be identified in the future would be adversely affected.

We may from time to time modify our business plan, and these changes could adversely affect us and our financial condition.

We regularly evaluate our plans and strategy. These evaluations often result in changes to our plans and strategy, some of which may be material and significantly change our cash requirements or cause us to achieve cash flow breakeven at a later date. These changes in our plans or strategy may include: the acquisition of unique or compelling programming; the introduction of new features or services; significant new or enhanced distribution arrangements; investments in infrastructure, such as satellites, equipment or radio spectrum; and acquisitions of third parties that own programming, distribution, infrastructure, assets, or any combination of the foregoing.

To fund incremental cash requirements, or as market opportunities arise, we may choose to raise additional funds through the sale of additional debt securities, equity securities or a combination of debt and equity securities. The incurrence of indebtedness would result in increased fiscal obligations and could contain additional restrictive covenants. These additional sources of funds may not be available or, if available, may not be available on terms favorable to us.

Our business might never become profitable.

As of September 30, 2005, we had an accumulated deficit of approximately $2.4 billion. Although our cash flow is improving, we expect our cumulative net losses and cumulative negative cash flow to grow as we make payments under various contracts, incur marketing and subscriber acquisition costs and make interest payments on our debt. Long-term demand for our service will depend upon, among other things, whether we obtain and produce high quality programming consistent with consumers' tastes; the willingness of consumers to pay subscription fees to obtain our service; the cost and availability of SIRIUS radios; our marketing and pricing strategy; and the marketing and pricing strategy of our direct competitor, XM Radio. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, we could default on our commitments and may have to discontinue operations or seek a purchaser for our business or assets.

Programming is an important part of our service, and the costs to renew our programming arrangements may be more than anticipated.

Third-party content is an important part of our service, and we compete with many parties, including XM Radio, for content. We have entered into a number of important content arrangements, including agreements with the NFL, Howard Stern, NASCAR and Martha Stewart Living Omnimedia, which require us to pay substantial sums. As these agreements expire, we may not be able to negotiate renewals of one or more of these agreements, or renew such agreements at costs we believe are attractive.

Our agreement with Howard Stern expires on December 31, 2010. Our financial obligations under this agreement consist of both fixed and incentive payments in cash and common stock, and are substantial. In October 2004 we disclosed that the aggregate fixed obligations under our agreement with Stern would be approximately $100 million per year commencing in 2006. The 34,375,000 shares issued for the benefit of Howard Stern and Don Buchwald, his agent, were valued at that time at approximately $110 million and were included as part of the aggregate fixed obligations under the agreement. Based upon the recent price of our common stock, these shares are valued at approximately $225 million.

In addition, we may not be able to obtain additional third-party content within the costs contemplated by our business plan. We also must negotiate and enter into music programming royalty arrangements with BMI and in the future will have to re-negotiate our existing arrangements with the ASCAP, SESAC and SoundExchange. We expect to establish license fees with BMI through negotiation and such royalty arrangements may be more costly than anticipated.

Copyright holders have stated concerns regarding features in our SIRIUS S50 portable satellite radio player that allow subscribers to listen to SIRIUS programming after the initial broadcast. We believe the SIRIUS S50 complies with applicable copyright law. We cannot assure you that our royalty fees will remain at current levels or that arbitration or litigation will not arise in connection with royalty arrangements, the SIRIUS S50 or similar devices we may introduce, and we cannot predict what the costs to us of a proceeding or a settlement of such a dispute or disputes might be.

Higher than expected subscriber acquisition costs could adversely affect our financial performance and operating results.

We are spending substantial funds on advertising and marketing and in transactions with automakers, radio manufacturers, retailers and others to obtain and attract subscribers. If the costs of attracting subscribers are greater than expected or our competitor substantially increases equipment subsidies or reduces hardware prices, our financial performance and operating results will be adversely affected.

Higher subscriber turnover could adversely affect our financial performance and operating results.

We are experiencing, and expect to experience in the future, some subscriber turnover, or churn. We cannot predict the amount of churn we will experience or how successful we will be at retaining subscribers. High subscriber turnover, or our inability to attract customers to our service, would adversely affect our financial performance and operating results.

Competition from XM Radio and traditional and emerging audio entertainment providers could adversely affect our ability to generate revenues.

We compete with many entertainment providers for both listeners and advertising revenues, including XM Radio, the other satellite radio provider in North America; traditional AM/FM and digital radio; Internet-based audio providers; direct broadcast satellite television audio services; and cable systems that carry audio services. In addition, other technologies in the mobile audio environment, such as Apple iPod® and MP3 devices, wireless broadband services and next generation cellular telephones, have emerged to compete with our service.

If consumers or other third parties perceive that XM Radio offers more attractive service, enhanced features or superior equipment alternatives, or has stronger marketing or distribution channels, it may gain a long-term competitive advantage over us. As of December 31, 2005, we had 3,316,560 subscribers, while XM Radio reported 5,933,000 subscribers as of the same date.

In July 2005, XM Radio announced an agreement to acquire WCS Wireless, the principal assets of which are wireless spectrum licenses in geographic areas covering a significant portion of the continental United States. While XM Radio has not announced a plan for the use of this spectrum, XM Radio's acquisition of this spectrum, other radio spectrum or technologies not available to us, may enable it to offer more services, produce entertainment products of greater interest to consumers or operate at a more competitive cost.

We compete vigorously with XM Radio for subscribers and in all other aspects of our business, including the pricing of our service and our radios, retail and automotive distribution arrangements, programming acquisitions and technology. Competition with XM Radio may increase our operating expenses as we seek arrangements with third parties, such as programming providers, and may cause us to reach cash flow breakeven with more subscribers or later than we estimate.

Unlike satellite radio, traditional AM/FM radio has a well established and dominant market presence for its services and offers free broadcasts supported by commercial advertising rather than by a subscription fee. Many radio stations also offer consumers well known on-air personalities and information programming of a local nature, which we do not offer as broadly as local radio. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage. Some radio stations have begun reducing the number of commercials per hour, expanding the range of music played on the air and experimenting with new formats in order to compete more directly with our service. Several major radio companies recently banded together to launch an advertising campaign designed to assert that traditional AM/FM radio, like satellite radio, is innovative and features new artists.

Digital radio broadcast services have been expanding, and an increasing number of radio stations in the U.S. have begun digital broadcasting or are in the process of converting to digital broadcasting. The technology permits broadcasters to transmit as many as five stations per frequency. To the extent that traditional AM/FM radio stations adopt digital transmission technology and to the extent such technology allows signal quality that rivals our own, any competitive advantage that we enjoy over traditional radio because of our digital signal would be lessened.

Internet radio broadcasts have no geographic limitations and can provide listeners with radio programming from around the world. According to an Arbitron study, approximately 20 million Americans listened to internet radio each week in January 2005. We expect that improvements from higher bandwidths, faster modems and wider programming selection will make Internet radio increasingly competitive.

The Apple iPod®, a portable digital music player that stores up to 10,000 songs, allows users to download and purchase music through Apple’s iTunes® Music Store, which offers for sale over two million songs. The iPod® is also compatible with certain car stereos and various home speaker systems. Our SIRIUS S50 portable satellite radio player competes with the iPod® and other portable music devices.

A number of wireless telephone providers now offer, or have announced plans to offer, music services. These music services may provide a variety of live music channels as well as the ability to download selected songs. Although we are offering some of our music channels through one of these providers, many of these services have just been launched, are dependent upon the adoption of next generation cell phone technology and their consumer acceptance is still unproven, music services from wireless telephone providers could become increasingly competitive with our service.

Weaker than expected market and advertiser acceptance of our service could adversely affect our advertising revenue and results of operations.

Our ability to generate advertising revenues will be directly affected by the number of subscribers to our service and the amount of time subscribers spend listening to our talk and entertainment channels or our traffic and weather service. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with XM Radio, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do.

We attract a substantial number of our new subscribers during the fourth quarter and our inability to deliver competitive products during the fourth quarter could have a material adverse affect on our operations.

We attract a disproportionate share of our new subscribers each year during the fourth quarter because of the holiday season. For example, in 2005 we attracted approximately 53% of our new subscribers during the fourth quarter. As a result, our failure to properly manage radio inventory, respond to changing technology and competitive pressures or deliver a competitive product during the fourth quarter could significantly reduce our number of new subscribers and have an adverse affect on our operations. We also depend on third parties to manufacture, distribute, market and sell SIRIUS radios, and their failure to perform during the fourth quarter could have an adverse affect on our operations.

Failure of third parties to perform could adversely affect our business.

Our business depends in part on the efforts of third parties, especially the efforts of:

•	automakers that manufacture, market and sell vehicles capable of receiving our service, but in many cases have no obligations to do so;
•	consumer electronics manufacturers that manufacture and distribute SIRIUS radios;
•	programming providers and on-air talent, including Howard Stern;
•	retailers that market and sell SIRIUS radios and promote subscriptions to our service; and
•	third party vendors that have designed, built, support or operate important elements of our system.

If one or more of these third parties does not perform in a sufficient or timely manner, our business will be adversely affected and we could be placed at a long-term disadvantage.

The sale of vehicles with SIRIUS radios is an important source of subscribers for us. To the extent sales of vehicles by our distribution partners slow, our subscriber growth could be adversely impacted. In addition, we do not manufacture satellite radios or accessories, and we depend on manufacturers and others for the production of SIRIUS radios and their component parts. If one or more manufacturers does not produce radios in a sufficient quantity to meet demand, or if such radios were not to perform as advertised or were to be defective, sales of our service and our reputation could be adversely affected.

Rapid technological and industry changes could make our service obsolete.

The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete or less competitive in the marketplace.

Our substantial indebtedness could adversely affect our financial health.

As of September 30, 2005, we had $1.1 billion of indebtedness. We may incur more debt if we believe we can raise money on favorable terms. A significant portion of our indebtedness contains restrictive covenants. Our indebtedness could:

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;
•	limit our ability to borrow additional funds;
•	increase our vulnerability to general adverse economic and industry conditions;
•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, possibly reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes; and

•	place us at a competitive disadvantage compared to competitors that have less debt.

Failure to comply with the covenants contained in the indentures governing our debt could result in an event of default, which, if not cured or waived, could cause us to discontinue operations or seek a purchaser for our business or assets.

Our national broadcast studio, terrestrial repeater network, satellite uplink facility or other ground facilities could be damaged by natural catastrophes or terrorist activities.

An earthquake, tornado, flood, terrorist attack or other catastrophic event could damage our national broadcast studio, terrestrial repeater network or satellite uplink facility, interrupt our service and harm our business. We do not have replacement or redundant facilities that can be used to assume the functions of our terrestrial repeater network, national broadcast studio or satellite uplink facility in the event of a catastrophic event.

Any damage to the satellite that transmits to our terrestrial repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in certain areas. Damage to our national broadcast studio would restrict our programming production and require us to obtain programming from third parties to continue our service. Damage to our satellite uplink facility could result in a complete loss of service until we could identify a suitable replacement facility and transfer our operations to that site.

Consumers could pirate our service.

Individuals who engage in piracy may be able to obtain or rebroadcast our satellite radio service without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of our signal. If signal theft becomes widespread, it could harm our business.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated certificate of incorporation provides for authorized capital of 2,550,000,000 shares, consisting of 2,500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

The following description sets forth the terms and provisions of our common stock and preferred stock.

Common Stock

As of September 30, 2005, we had 1,330,777,459 shares of common stock outstanding beneficially held by approximately 900,000 holders, and had reserved for issuance approximately 501,000,000 shares of common stock with respect to outstanding convertible debt, warrants and incentive stock plans.

Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder’s meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants and options, will be fully paid and non-assessable, when issued.

Our common stock is quoted on the Nasdaq National Market under the symbol “SIRI.”

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. As of December 31, 2005, there were no preferred shares issued or outstanding. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Delaware Anti-Takeover Law and Provisions in Our Charter

Section 203 of the Delaware General Corporation Law (“Section 203”) generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an “Interested Stockholder”) but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

•	before the time of the acquisition, the corporation’s board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or
•

the Business Combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by a vote of at least two-thirds of the corporation’s outstanding voting stock not owned by the Interested Stockholder.

Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation’s board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

Section 203 defines the term “Business Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

The provisions of Section 203, coupled with our board of directors’ authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by Section 203.

Indemnification for Securities Act Liabilities

We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SELLING STOCKHOLDERS

All of the shares covered by this prospectus are being sold by One Twelve, Inc. and Chipombe LLC, as the Selling Stockholders. Each of the Selling Stockholders, including their respective transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock owned by such Selling Stockholder.

The table below sets forth information with respect to each Selling Stockholder and the number of shares of common stock that may be resold pursuant to this prospectus.

We have prepared the table based on information given to us by, or on behalf of, the Selling Stockholders on or before January 10, 2006. The Selling Stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares of common stock since the date on which they provided this information. Information about the Selling Stockholders may change from time to time. Any changed information given to us by the Selling Stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Because the Selling Stockholders may resell, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the number of shares of common stock that will be held by the Selling Stockholders upon consummation of any sales. See “Plan of Distribution.”

Selling Stockholders	Beneficial Ownership of Shares of Common Stock Prior to the Offering	Maximum Number of Shares of Common Stock Offered Hereby	Beneficial Ownership of Shares of Common Stock After the Offering	Percent of Shares of Common Stock Owned after the Offering
One Twelve, Inc.(1)	31,250,000	31,250,000	—	—
Chipombe LLC(2)	3,125,000	3,125,000	—	—
Total	34,375,000	34,375,000	—	—

(1)	One Twelve, Inc. is a New York corporation controlled by Howard Stern.
(2)	Chipombe LLC is a Delaware limited liability company of which the sole member is Don Buchwald.

PLAN OF DISTRIBUTION

We have been advised that the distribution of the common stock which may be made by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions): (1) on the Nasdaq National Market or such other national security exchange on which our common stock are listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or in the over-the-counter market (including directly to purchasers), or in a combination of any such transactions or (4) through the writing of options. In connection with sales of the common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock and deliver common stock to close out such short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the common stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent (which discounts or commissions from the Selling Stockholders or such purchasers will not exceed those customary in the type of transactions involved).

Any broker-dealers that participate with the Selling Stockholders in the distribution of the common stock may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the common stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

Upon being notified by the Selling Stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the common stock through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	The names of such broker-dealers;
•	The number of shares involved;
•	The price at which such shares are being sold;
•	The commission paid or the discounts or concessions allowed to such broker-dealer;
•	Where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
•	Other facts material to the transaction.

The Selling Stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock and, if the Selling Stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the Selling Stockholders, in order for the shares of common stock to be sold under cover of the registration statement of which this prospectus forms a part, unless permitted by law, we must file an amendment to the registration statement under applicable provisions of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee, secured party or other successors in interest as Selling Stockholders under this prospectus.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 appearing in our 2004 Annual Report on Form 10-K (including the schedule appearing therein) and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2004.
2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.
3.	Our Current Reports on Form 8-K dated January 15, 2005, August 2, 2005, August 8, 2005, August 9, 2005 and January 5, 2006.
4.	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934.

We have filed each of these documents with the SEC and they are available from the SEC’s internet site and public reference rooms described under “Where you may find additional information about us.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Patrick L. Donnelly

Executive Vice President, General Counsel and Secretary

Sirius Satellite Radio Inc.

1221 Avenue of the Americas, 36th floor

New York, New York 10020

(212) 584-5100

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

WHERE YOU MAY FIND ADDITIONAL INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

Common Stock

_______

Prospectus

_______

January 10, 2006

Part II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the registrant in connection with the distribution of the common stock being registered hereby. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by the registrant.

SEC Registration Fee	$ *
Printing and Engraving Expenses	$ 10,000
Legal Fees and Expenses	$ 50,000
Accounting Fees and Expenses	$ 5,000
Miscellaneous Expenses	$ 11,200
Total	$100,000

* Payable in accordance with Rules 456(b) and 457(r).

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article VII of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

As permitted by Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)	for any breach of the director’s duty of loyalty to us or our stockholders;
(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii)	for the unlawful payment of dividends on or redemption of our capital stock; or
(iv)	for any transaction from which the director derived an improper personal benefit.

We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits

Exhibit Number	Description

4.1	Form of certificate for shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 33-74782) (the “S-1 Registration Statement”)).

Exhibit Number	Description

4.2

Warrant Agreement, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as warrant agent (incorporated by reference to Exhibit 4.4.4 to the Company’s Registration Statement on Form S-4 (File No. 333-82303)).

4.3

Common Stock Purchase Warrant granted by the Company to Ford Motor Company, dated October 7, 2002 (incorporated by reference to Exhibit 4.16 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

4.4

Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company’s 8¾% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 13, 1999).

4.5

First Supplemental Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company’s 8¾% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed on October 1, 1999).

4.6

Second Supplemental Indenture, dated as of March 4, 2003, among the Company, The Bank of New York (as successor to United States Trust Company of Texas, N.A.), as resigning trustee, and HSBC Bank USA, as successor trustee, relating to the Company’s 8¾% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.7

Third Supplemental Indenture, dated as of March 7, 2003, between the Company and HSBC Bank USA, as trustee, relating to the Company’s 8¾% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 10~K for the year ended December 31, 2002).

4.8	Form of 8¾% Convertible Subordinated Note due 2009 (incorporated by reference to Article VII of Exhibit 4.01 to the Company’s Current Report on Form 8-K filed on October 1, 1999).
4.9

Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee, relating to senior indebtedness of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated May 30, 2003).

4.10

Supplemental Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee, relating to the Company’s 3½% Convertible Notes due 2008 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated May 30, 2003).

4.11	Form of 3½% Convertible Note due 2008 (incorporated by reference to Exhibit A of Exhibit 99.3 to the Company’s Current Report on Form 8-K dated May 30, 2003).
4.12

Second Supplemental Indenture, dated as of February 20, 2004, between the Company and The Bank of New York, as trustee, relating to the Company’s 2½% Convertible Notes due 2009 (incorporated by reference to Exhibit 4.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.13	Form of 2½% Convertible Notes due 2009 (incorporated by reference to Exhibit 4.22 to the Company’s Registration Statement on Form S-3 (File No. 333-115695)).
4.14

Third Supplemental Indenture, dated as of October 13, 2004, between the Company and The Bank of New York, as trustee, relating to the Company’s 3¼% Convertible Notes due 2011 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated October 13, 2004).

4.15

Common Stock Purchase Warrant granted by the Company to DaimlerChrysler AG dated October 25, 2002 (incorporated by reference to Exhibit 4.20 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

4.16

Form of Media-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.25 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.17

Bounty-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.18

Amended and Restated Warrant Agreement, dated as of December 27, 2000, between the Company and United States Trust Company of New York, as warrant agent and escrow agent (incorporated by reference to Exhibit 4.27 to the Company’s Registration Statement on Form S-3 (File No. 333-65602)).

4.19	Form of Subordinate Indenture (incorporated by reference to Exhibit 4.6.2 to the Company’s Registration Statement on Form S-3 (File No. 333-86003)).

Exhibit Number	Description

4.20	Form of Senior Indenture (incorporated by reference to Exhibit 4.6.11 to the Company’s Registration Statement on Form S-3) (File No. 333-86003).
4.21	Form of Senior Subordinated Indenture (incorporated by reference to Exhibit 4.28 to the Company’s Registration Statement on Form S-3) (File No. 333- 127169).
4.22

Indenture, dated as of August 9, 2005, between the Company and The Bank of New York, as trustee relating to the Company's 9-5/8% Senior Notes due 2013 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8–K filed on August 12, 2005).

5.1	Opinion of Simpson Thacher & Bartlett LLP.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on signature page).

*Filed herewith.

Item 17. Undertakings.

A.	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 10, 2006.

SIRIUS SATELLITE RADIO INC.

By:	/s/ David J. Frear
David J. Frear Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the registrant, do hereby constitute and appoint Patrick L. Donnelly and Ruth A. Ziegler, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mel Karmazin	Chief Executive Officer (principal executive officer) and Director	January 10, 2006
Mel Karmazin

/s/ David J. Frear	Executive Vice President and Chief Financial Officer (principal financial officer)	January 10, 2006
David J. Frear

/s/ Edward Weber, Jr.	Vice President and Controller (principal accounting officer)	January 10, 2006
Edward Weber, Jr.

/s/ Joseph P. Clayton	Director and Chairman of the Board of Directors	January 10, 2006
Joseph P. Clayton

/s/ Leon D. Black	Director	January 10, 2006
Leon D. Black
/s/ Lawrence F. Gilberti	Director	January 10, 2006
Lawrence F. Gilberti

Signature	Title	Date

/s/ James P. Holden	Director
James P. Holden		January 10, 2006
/s/ Warren N. Lieberfarb	Director
Warren N. Lieberfarb		January 10, 2006
/s/ Michael J. McGuiness	Director
Michael J. McGuiness		January 10, 2006
/s/ James F. Mooney	Director
James F. Mooney		January 10, 2006